Brighthouse Retirement Account Annuity
ISSUED BY
BRIGHTHOUSE LIFE INSURANCE COMPANY
Summary Prospectus for New Investors
April 29, 2022
A Flexible Premium Variable Annuity Contract
This Summary Prospectus summarizes key features of Brighthouse Retirement Account Annuity Contract, a flexible premium variable annuity contract issued by Brighthouse Life Insurance Company (the “Company,” or “We,” “Us,” or “Our”), which is available on a group and individual basis. Before You invest, You should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at https://dfinview.com/BHF/TAHD/BHF85. You can also obtain this information at no cost by calling (833) 208-3018 or by sending an email request to rcg@brighthousefinancial.com.
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YOU MAY CANCEL YOUR CONTRACT WITHIN 10 DAYS OF RECEIVING IT WITHOUT PAYING
FEES OR PENALTIES.
If you are a new investor in the Contract , you may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
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Additional general information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved these securities or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Glossary
Accumulation Period — the period before the commencement of Annuity Payments.
Annuitant — a person on whose life the Maturity Date depends and Annuity Payments are made.
Annuity — payment of income for a stated period or amount.
Annuity Payments — a series of periodic payments (i) for life; (ii) for life with a minimum number of payments; (iii) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (iv) for a fixed period.
Annuity Period — the period following commencement of Annuity Payments.
Beneficiary(ies) — the person(s) or trustee designated to receive any remaining contractual benefits in the event of a Participant’s , Annuitant’s or Contract Owner’s death, as applicable.
Business Day — a day on which the New York Stock Exchange (“NYSE”) is open for business.
Cash Surrender Value— the Contract Value less any amounts deducted upon a withdrawal or surrender, outstanding loans, if available under the Contract, any applicable Premium Taxes or other surrender charges not previously deducted.
Code — the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.
Contract — for convenience, means the Contract or Certificate (i.e., the document issued to Participants under a master group Contract). Any reference to the Contract includes the underlying Certificate unless the context provides otherwise.
Contract Date — the date on which the Contract is issued. For certain group Contracts, it is the date on which the Contract becomes effective, as shown on the specifications page of the Contract.
Contract Owner — the person named in the Contract (on the specifications page). For certain group Contracts, the Contract Owner is the trustee or other entity which owns the Contract.
Contract Value — the value of Your Accumulation Units less any reductions for administrative charges. An Accumulation Unit is an accounting unit of measure used to calculate Contract Values before Annuity Payments begin.
Contract Year — twelve-month periods beginning with the Contract Date, or any anniversary thereof.
Fixed Account — an account that consists of all of the assets under the Contract other than those in the Separate Account. The Fixed Account investment option, if available, is described in a separate prospectus.
Fixed Annuity — an Annuity payout option with payments which remain fixed as to dollar amount throughout the payment period and which do not vary with the investment experience of a Separate Account.
Funding Options — the variable investment options to which Purchase Payments under the Contract may be allocated. Funding Options are also referred to as “Subaccounts .”
Good Order — A request or transaction generally is considered in “ Good Order” if it complies with Our administrative procedures and the required information is complete and accurate. A request or transaction may be rejected or delayed if not in Good Order. Good Order generally means the actual receipt by Us of the instructions relating to the requested transaction in writing (or, when permitted, by telephone or Internet) along with all forms, information and supporting legal documentation necessary to effect the transaction. We may, in Our sole discretion, determine whether any particular transaction request is in Good Order , and We reserve the right to change or waive any Good Order requirement at any time.
Home Office — the Home Office of Brighthouse Life Insurance Company, 11225 North Community House Road, Charlotte, NC 28277, or any other office that We may designate for the purpose of administering this Contract. For detailed instructions on how to submit requests, elections, and inquiries, please see " Contract Owner Requests, Elections, and Inquiries" in the prospectus. Unless We designate a different office, the office that administers the Contract is located at P.O. Box 7104, Troy, MI, 48007-7104.
Maturity Date — The Maturity Date is the date on which Annuity Payments are to begin.

Participant — an individual participating under a group Contract or an eligible person who is a member in the Plan.
Plan — for a group Contract, the Plan or the arrangement used in a retirement Plan or program whereby Purchase Payments and any gains are intended to qualify under Section 401 or 403 of the Code.
Premium Tax — the amount of tax, if any, charged by the state or municipality on Purchase Payments.
Purchase Payments — the premium payment(s) applied to the Contract.
Purchase Payment Conservation Credit — if, for an additional charge, You select the Optional Death Benefit, We will add a credit to Your Contract with each Purchase Payment in the form of Purchase Payment Conservation Credits.
Separate Account — a segregated account, the assets of which are invested solely in the Underlying Funds . The assets of the Separate Account are held exclusively for the benefit of Contract Owners.
Subaccount  — that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund. Subaccounts are also referred to as "Funding Options."
Underlying Fund  — a portfolio of an open-end management investment company in which You may invest through the Separate Account. May also be referred to as “Portfolio Company.”
Variable Annuity — an Annuity payout option providing for payments varying in amount in accordance with the investment experience of the assets held in the underlying securities of the Separate Account.
Written Request — written instructions or information sent to Us in a form and content satisfactory to Us and received in Good Order at Our Home Office.
You, Your — “You,” depending on the context, may be the Certificate holder, the Participant or the Contract Owner and a natural person, a trust established for the benefit of a natural person or a charitable remainder trust, or a Plan (or the employer purchaser who has purchased the Contract on behalf of the Plan).

Important Information You Should Consider About the Contract

Fees and Expenses	Location in Prospectus
Charges for Early Withdrawals	If You withdraw money during the first 5 years following a Purchase Payment, You may be assessed a withdrawal charge of up to 5% of the Purchase Payment and any applicable Purchase Payment Conservation Credits withdrawn, declining to 0% over that time period.
For example, if You make an early withdrawal, You could pay a withdrawal charge of up to $5,000 on a $100,000 investment.	Fee Table and Examples Charges and Deductions – Withdrawal Charge
Transaction Charges	In addition to charges for early withdrawals, You may also be charged for other transactions. There may be taxes on Purchase Payments.
Transfer Fee. Currently, We do not charge for transfers. However, We reserve the right to charge for transfers after the first 12 transfers per year.	Fee Table and Examples Charges and Deductions

	Fees and Expenses			Location in Prospectus
Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that You may pay each year, depending on the options You choose. Please refer to Your Contract specifications page for information about the specific fees You will pay each year based on the options You have elected.			Fee Table and Examples Charges and Deductions Appendix A: Underlying Funds Available Under the Contract
	Annual Fee	Minimum	Maximum
	Base Contract[1]	0.80%	0.80%
	Investment options (Portfolio Company fees and expenses)[2]	0.27%	1.44%
	Optional benefits available for an additional charge (for a single optional benefit, if elected)	0.45% [3]	0.45% [3,4]
1 As a percentage of average daily net assets of the Separate Account.
[2] As a percentage of Underlying Fund assets before temporary expense reimbursements and/or fee waivers.
3 As a percentage of average daily net assets of the Separate Account. This is the charge for the only optional benefit during the Accumulation Period.
[4] During the Annuity Period, if You have elected the Variable Annuitization Floor Benefit, an additional charge of up to 3.00% (as a percentage of average daily net assets of the Separate Account ) will apply.

Because Your Contract is customizable, the choices You make affect how much You will pay. To help You understand the cost of owning Your Contract , the following table shows the lowest and highest cost You could pay each year, based on current charges. This estimate assumes that You do not take withdrawals from the Contract , which could add withdrawal charges that substantially increase costs.
	Lowest Annual Cost $1,140	Highest Annual Cost $2,670
	Assumes:	Assumes:
• Investment of $100,000
• 5% annual appreciation
• Least expensive Portfolio Company fees and expenses
• No optional benefits
• No Purchase Payment Conservation Credits
• No additional Purchase Payments, transfers, or withdrawals	• Investment of $100,000
• 5% annual appreciation
• Most expensive combination of optional benefits and Portfolio Company fees and expenses
• No Purchase Payment Conservation Credits
• No additional Purchase Payments, transfers, or withdrawals

	Risks	Location in Prospectus
Risk of Loss	You can lose money by investing in this Contract, including loss of principal.	Principal Risks of Investing in the Contract
Not a Short-Term Investment	This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.
• Withdrawal charges may apply for the first 5 years of the Contract. Withdrawal charges will reduce the value of Your Contract if You withdraw money during that time period.
	• The benefits of tax deferral also mean the Contract is more beneficial to investors with a long time horizon.	Principal Risks of Investing in the Contract
Risks Associated with Investment Options	• An investment in this Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract (e.g., Underlying Funds).
• Each investment option, including the Fixed Account, has its own unique risks.
	• You should review the prospectuses for the available Underlying Funds and prospectus disclosure for the Fixed Account before making an investment decision.	Principal Risks of Investing in the Contract
Insurance Company Risks	An investment in the Contract is subject to the risks related to Us. Any obligations (including under the Fixed Account) and guarantees and benefits of the Contract that exceed the assets of the Separate Account are subject to Our claims-paying ability. If We experience financial distress, We may not be able to meet Our obligations to You. More information about Brighthouse Life Insurance Company, including Our financial strength ratings, is available by contacting Us at (888) 243-1968.	Principal Risks of Investing in the Contract
Restrictions
Investments	• Currently, We allow unlimited transfers without charge among investment options during the Accumulation Period. However, We reserve the right to impose a charge for transfers in excess of 12 per year.
• We reserve the right to limit the number of transfers in circumstances of frequent or large transfers. At a minimum, We would always allow one transfer every six months.
• Transfers to and from the Fixed Account are subject to special limitations.
• We reserve the right to remove or substitute the Underlying Funds that are available as investment options under the Contract.
	• If You participate through a retirement Plan, your Plan may limit your Funding Options .	Transfers
Optional Benefits	• If you elect the Variable Annuitization Floor Benefit, we limit or restrict the investment options that You may select under the Contract during the Annuity Period. We may change these restrictions in the future.
• Withdrawals may reduce the value of an optional benefit by an amount greater than the value withdrawn, which could significantly reduce the value or even terminate the benefit.
• You may select only certain Annuity options if exercising the Variable Annuitization Floor Benefit.
• We may stop offering an optional benefit at any time for new sales.
• Purchase Payment Conservation Credits may not be included in the calculation of the optional death benefit. Purchase Payments allocated to the Fixed Account are not eligible for Purchase Payment Conservation Credits.
	• The availability of benefits may vary by employer or Plan administrator. You should reference Your Plan documents or speak with Your employer or Plan administrator for the benefits available to You.	Purchase Payment Conservation Credits Death Benefit – Optional Death Benefit and Credit Payment Options – Variable Annuitization Floor Benefit

	Taxes	Location in Prospectus
Tax Implications	• Consult with a tax professional to determine the tax implications of an investment in and payments received under this Contract.
• If You purchase the Contract through a tax-qualified plan or individual retirement account, You do not get any additional tax benefit.
	• You will generally not be taxed on increases in the value of the Contract until they are withdrawn. Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties if You take a withdrawal before age 59½.	Federal Tax Considerations
Conflicts of Interest
Investment Professional Compensation	Investment professionals may receive compensation for selling this Contract in the form of commissions, additional cash benefits (e.g., bonuses), and non-cash compensation. This conflict of interest may influence an investment professional to recommend this Contract over another investment for which the investment professional is not compensated or compensated less.	Other Information – Distribution of the Contracts
Exchanges	If You already own an insurance contract, some investment professionals may have a financial incentive to offer You a new contract in place of the one You own. You should only exchange a contract You already own if You determine, after comparing the features, fees, and risks of both contracts, that it is better for You to purchase the new contract rather than continue to own Your existing contract.	Other Information – Exchanges

Overview of the Contract

Purpose. The Contract is a variable annuity contract, which is available on both a group and individual basis. It provides a means for investing on a tax-deferred basis in the Contract’s Funding Options and (if available) the Fixed Account, together “investment options.” The Contract is designed generally for an investor who intends to hold the Contract for a long period of time and then use the Contract Value (in the form of either withdrawals or Annuity Payments) for retirement saving or other long-term investment purposes. The Contract is used in connection with (1) individual non-qualified purchases; (2) rollovers from individual retirement annuities; (3) rollovers from other qualified retirement Plans ; and (4) Beneficiary-directed transfers of death proceeds from another Contract. The Contract has various features and benefits that may be appropriate for You based on Your financial situation and objectives. The Contract also offers certain death benefit features, which can be used to transfer assets to Your Beneficiaries. If You are investing in this Contract through a Plan or individual retirement account, it does not provide any additional tax deferral benefits beyond those provided by the Plan or individual retirement account. Accordingly, if You are investing in this Contract through a Plan or individual retirement account, You should consider investing in the Contract for its death benefit, annuity option benefits or other non-tax related benefits. Your financial goal in acquiring the Contract should take into account the fact that there are withdrawal charges under the Contract. Because of the withdrawal charge (which is in effect for many years) and the possibility of income tax and tax penalties on early withdrawals, the Contract should not be viewed as an investment vehicle offering low cost liquidity. Your financial goal in acquiring the Contract should focus on a long-term insurance product, offering the prospect of investment growth.
Phases of the Contract. The Contract has two phases: The Accumulation Period and the Annuity Period. During the Accumulation Period , earnings accumulate on a tax-deferred basis and are taxed as income when You make a withdrawal. To help You accumulate assets during the Accumulation Period, You can invest Your Purchase Payments and Contract Value in: (1) Funding Options available under the Contract, each of which has an Underlying Fund with its own investment strategies and risks; investment adviser(s); expense ratio; and performance history; and, if available (2) the Fixed Account option, which guarantees principal and interest. The Fixed Account investment option is described in a separate prospectus.
A list of Underlying Funds in which You can invest is provided in Appendix A.
The Annuity Period occurs when You begin receiving Annuity Payments from Your Contract. All optional benefits from the Accumulation Period, including death benefits, terminate without value at the start of the Annuity Period. The amount of money You accumulate in Your Contract during the Accumulation Period factors into the amount of income You receive during the Annuity Period. You may choose one of a number of Annuity options: You may receive income payments in the form of a Variable Annuity , a Fixed Annuity, or a combination of both. In general, once the Annuity Period begins, You may no longer take withdrawals from the Contract. There is no death benefit during the Annuity Period; however, depending on the Annuity option You elect, any remaining guarantee upon death may be paid to Your Beneficiary(ies).
Contract Features. The following is a brief description of the Contract’s primary features.
Subject to  Plan Terms.  If You participate through a retirement Plan or other group arrangement, the Contract may provide that all or some of Your rights or choices are subject to the Plan’s terms. For example, limitations on Your rights may apply to Funding Options, Purchase Payments, withdrawals, transfers, Plan loans, the death benefit and Annuity options.
Accessing Your Money. Before You annuitize the Contract, You can withdraw money from Your Contract at any time. If You take a withdrawal, You may have to pay a withdrawal charge and/or income taxes, including a tax penalty if You are younger than age 59½.
Tax Treatment. You can transfer money among investment options without tax implications, and earnings (if any) on Your investments are generally tax-deferred. You are only subject to tax upon: (1) making a withdrawal; (2) receiving a payment from Us; or (3) payment of a death benefit.
Death Benefits. The Contract includes, at no additional cost, a Standard Death Benefit that will pay a death benefit to Your Beneficiary(ies) if You die during the Accumulation Period. The Standard Death Benefit is equal to at least the Contract Value (less any amounts due), and may be greater under certain circumstances. For an additional charge, You may select the Optional Death Benefit, which may increase the amount of money payable to Your designated Beneficiary(ies) upon Your death compared to the Standard Death Benefit.

Variable Annuitization Floor Benefit. At the beginning of the Annuity Period, if You have selected the Variable Annuitization Floor Benefit for an additional charge, Your Variable Annuity Payments will never be less than a certain percentage of Your first Variable Annuity Payments, regardless of the performance of the Funding Options You selected.
Additional Services and Features.
•	Bonus Credits. We may apply bonus credits under the Contract. Expenses for a variable annuity contract with bonus credits may be higher than for a contract without such credits. The amount of any bonus credits may be more than offset by the higher fees and charges associated with the credits.
•	Purchase Payment Conservation Credits. If, for an additional charge, You select the Optional Death Benefit, We will add a credit to Your Contract Value for each Purchase Payment You make. Purchase Payment Conservation Credits are not considered part of Purchase Payments for purposes of calculating the death benefit. Purchase Payments allocated to the Fixed Account are not eligible for Purchase Payment Conservation Credits.
•	Annuitization Credit. A credit is added to Contract Value that is applied to an Annuity option. The credit equals 0.5% of Your Contract Value if You annuitize during Contract Years 2-5, 1% during Contract Years 6-10, and 2% after Contract Years 10. There is no credit applied to Contracts held less than 1 year.
•	Dollar Cost Averaging Program. This program allows You to systematically transfer a set amount from a Funding Option or the Fixed Account (if available) to one or more Funding Options on a monthly or quarterly basis.
•	Systematic Withdrawal Program and Managed Distribution Program. The Systematic Withdrawal Program allows you to receive regular automatic withdrawals from your Contract either monthly, quarterly, semi-annually, or annually. You may use the Managed Distribution Program to take required minimum distributions that may be required by the IRS.
•	Liquidity Benefit. Subject to availability, if You elect an eligible Annuity option that guarantees payments for a minimum period of time, you may exercise the Liquidity Benefit during the Annuity Period. This benefit allows You to take withdrawals during the Annuity Period based on the present value of Your remaining Annuity Payments. The Liquidity Benefit is described in a separate prospectus.

Benefits Available Under the Contract

The following table summarizes information about the benefits under the Contract.
Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions / Limitations
Dollar Cost Averaging (DCA) Program	Allows You to systematically transfer a set amount from a Funding Option or the Fixed Account (if available) to one or more Funding Options on a monthly or quarterly basis	Standard	No Charge	• Available only during the Accumulation Period
• Must have a minimum total Contract Value of $5,000 to enroll
• Minimum transfer amount is $400
• Fixed Account Value must not be depleted in less than 12 months from date of enrollment
Systematic Withdrawal Program	Allows You to receive regular automatic withdrawals from Your Contract	Standard	No Charge	• Each payment must be at least $100
• Withdrawals may only be on a monthly, quarterly, semi-annual, or annual basis
• Must have a minimum total Contract Value of $15,000 to enroll
• Must provide at least 30 days’ notice to change instructions
• Upon 30-day written notice, We may discontinue this feature at any time.
• We reserve the right to charge a processing fee in the future (if We do so, We will inform You in writing 30 days in advance)
Managed Distribution Program	Allows You to automatically take minimum distributions from Your Contract that may be required by the IRS	Standard	No Charge	• Payments will not be subject to the withdrawal charge and will be in lieu of the free withdrawal allowance • Cannot also enroll in the Dollar Cost Averaging Program

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions / Limitations
Nursing Home Confinement Rider	Allows You to surrender or make a withdrawal without incurring a withdrawal charge if the Annuitant begins confinement in an eligible nursing home	Standard	No Charge	• Must own Contract for at least one year
• Annuitant must be confined for at least 90 days
• Confinement must be prescribed by a physician and be medically necessary
• Terminates on Maturity Date
• Not available for Contract Owners 71 or older on the Contract Date
• Not available under Section 457 Plans
• Not available in all states
Annuitization Credits	Provides a credit to Contract Value applied to an Annuity option	Standard	No Charge	Available only after the first Contract Year • The credit equals 0.5% of Your Contract Value if You annuitize during Contract Years 2-5, 1% during Contract Years 6-10, and 2% after Contract Year 10.
Standard Death Benefit	Provides a death benefit at least equal to Contract Value (less any amounts due). Depending on the age of the Annuitant on the Contract Date, the death benefit may be the greater of (i) Contract Value or (ii) Purchase Payments adjusted for any withdrawals	Standard	No Charge	Withdrawals may proportionately reduce the benefit and such reductions could be significant
• Amount payable depends on multiple factors, such as type of Contract, age at time of death, Contract Value, total Purchase Payments, and prior withdrawals
• Calculation of the death benefit varies depending on the Annuitant’s age on the Contract Date
• Purchase Payment Conservation Credits, if any, are only included as part of the Contract Value in any death benefit calculation

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions / Limitations
Optional Death Benefit	Provides a death benefit at least equal to Contract Value (less any amounts due). Depending on the age of the Annuitant on the Contract Date, the death benefit may be the greater of (i) Contract Value; (ii) Purchase Payments adjusted for any withdrawals; and/or (iii) the applicable Step-Up death benefit value.	Optional	0.45% (as a percentage of average daily net assets of the Separate Account)	• Withdrawals may proportionately reduce the benefit and such reductions could be significant
• Amount payable depends on multiple factors, such as type of Contract, age at time of death, Contract Value, total Purchase Payments, and prior withdrawals
• Calculation of the death benefit varies depending on the Annuitant’s age on the Contract Date
• Death benefit is the same as the Standard Death Benefit if the Annuitant is age 76 or older on the Contract Date
Purchase Payment Conservation Credits	Provides a credit to Your Contract Value equal to 2% of each Purchase Payment	Optional	N/A (Built into charge for the Optional Death Benefit)	• Available if the Optional Death Benefit has been elected
• Purchase Payments allocated to the Fixed Account are not eligible for credits
• The amount of credits may be more than offset by the higher fees and charges associated with the credits
• Purchase Payment Conservation Credits, if any, are only included as part of the Contract Value in any death benefit calculation

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Brief Description of Restrictions / Limitations
Variable Annuitization Floor Benefit	Guarantees that Your Variable Annuity Payments will never be less than a certain percentage of Your first Variable Annuity Payment regardless of the performance of the selected Funding Options	Optional	3.00% during the Annuity Period (as a percentage of average daily net assets of the Separate Account)	• Benefit may not be available at all times, and is offered only with certain Annuity options
• Not available under Section 457 Plans
• Not available if You are over age 80
• Benefit subject to Funding Option selection restrictions
• Guarantee percentage will be set at time of election, but will never be less than 50%
Each of these benefits are discussed more fully in the prospectus, as follows: the Dollar Cost Averaging program is discussed in the prospectus section entitled “Transfers;” the Systematic Withdrawal Program is discussed in the prospectus section entitled “Access to Your Money;” the Managed Distribution Program is discussed in the prospectus section entitled, “Access to Your Money;” the Nursing Home Confinement Rider is discussed in Appendix F to the prospectus; the Standard Death Benefit and the Optional Death Benefit are discussed in the prospectus section entitled “Death Benefit;” Purchase Payment Conservation Credits are discussed in the prospectus section entitled “The Annuity Contract;” and the Variable Annuitization Floor Benefit is discussed in the prospectus section entitled “Payment Options.”
The availability of benefits may vary by employer or Plan administrator. You should reference Your Plan documents or speak with Your employer or Plan administrator for the benefits available to You.

Buying the Contract

Purchasing the Contract
The Contract is used in connection with 401(k) Plans, 403(b) Plans, Non-Qualified Plans , Traditional IRAs, Roth IRAs, and Simplified Employee Pensions (SEPs).
We no longer actively offer the Contracts s to new purchasers, but We continue to accept new Participants under existing Contractss previously issued to Plans. We issue individual Certificates to Participants under a Plan’s Contract. We refer to both Contracts and Certificates as “Contracts” unless the context provides otherwise. If Your Plan has the Contract and You are interested in becoming a Participant , please contact Your Plan trustee or administrator.
The Contract is available for purchase to owners and Annuitants age 80 or under.
Purchase Payments
A Purchase Payment is the money You give Us to invest in the Contract. The initial Purchase Payment is due on the date the Contract becomes effective. Subsequent Purchase Payments may be made at any time during the Accumulation Period, subject to certain limitations.
The initial Purchase Payment must be at least $20,000. Each additional Purchase Payment must be at least $5,000. We may refuse to accept total Purchase Payments over $1,000,000. Your ability to make Purchase Payments may also be restricted by law and may be subject to Plan requirements.
Allocation of Purchase Payments
We will allocate Your Purchase Payments to one or more of the Funding Options and/or, if available, to the Fixed Account in accordance with Your instructions.
Crediting Purchase Payments to Your Account
Initial Purchase Payment. We will apply the initial Purchase Payment less any applicable Premium Tax within two Business Days after We receive it at Our Home Office in Good Order. If Your request or other information accompanying the initial Purchase Payment is incomplete when received, We will hold the Purchase Payment for up to five Business Days. If We cannot obtain the necessary information within five Business Days of Our receipt, We will return the Purchase Payment in full, unless You specifically consent for Us to keep it until You provide the necessary information.
Subsequent Purchase Payments. We will credit subsequent Purchase Payments to a Contract on the same Business Day We receive it, if received in Good Order by Our Home Office prior to close of regular trading on the New York Stock Exchange (typically 4:00 p.m. Eastern Time). If We receive the Purchase Payment in Good Order after close of the New York Stock Exchange, We will credit the Purchase Payment to the Contract on the next Business Day. If Purchase Payments on Your behalf are not submitted to Us in a timely manner or in Good Order, there may be a delay in when amounts are credited.
We will provide You with the address of the office to which Purchase Payments are to be sent. If You send Purchase Payments or transaction requests to an address other than the one We have designated for receipt of such Purchase Payments or requests, they will not be in Good Order. We may return the Purchase Payment to You, or there may be a delay in applying the Purchase Payment or transaction to Your Contract.
Making Withdrawals: Accessing the Money in Your Contract

Accumulation Period
During the Accumulation Period, We will pay upon request all or any portion of Your Cash Surrender Value to the Contract Owner or to You, as provided in the Plan. A Contract Owner’s account may be surrendered for cash without the consent of any Participant, as provided in the Plan.

To the extent that the amount withdrawn is subject to a withdrawal charge, the charge will be assessed as a percentage of the Purchase Payments withdrawn. Beginning in the second Contract Year, You may withdraw up to 20% of the Contract Value annually without the imposition of any applicable withdrawal charges. We refer to this as Your free withdrawal allowance. We calculate the free withdrawal allowance as of the end of the previous Contract Year. There is no free withdrawal allowance in the first Contract Year.
There are limitations on Your ability to take withdrawals during the Accumulation Period. These limitations are as follows:
Withdrawal Charges and Taxes	There may be withdrawal charges and tax implications when You take out money.
Negative impact on benefits and guarantees of Your Contract	A withdrawal may have a negative impact on certain benefits and guarantees that You may elect. It may significantly reduce the value or even terminate the benefit.
Internal Revenue Code or Retirement Plan	Depending on the circumstances, the Internal Revenue Code or Your retirement plan may restrict Your ability to take withdrawals.
Annuity Period
During the Annuity Period, You will receive Annuity Payments under the Annuity option You select; however, You generally may not take any withdrawals, either full or partial. We may offer a Liquidity Benefit if You select an Annuity option that guarantees You payments for a minimum period of time (“period certain”). Please see the separate prospectus for the Liquidity Benefit for more information.
We will calculate your Annuity Payments by applying your Contract Value to the type of Annuity you select, Fixed, Variable or a combination of both, and the Annuity option you select.
Requesting a Withdrawal
You can request to withdraw all or part of Your Cash Surrender Value by submitting a request to Our Home Office. We will treat Your request as received by Us if We receive the request in Good Order before the close of regular trading on the New York Stock Exchange on that day. If We receive the request in Good Order after the close of trading on the New York Stock Exchange on that day, or if the New York Stock Exchange is not open that day, then the request will be treated as received on the next day when the New York Stock Exchange is open.
The Contract Owner may redeem all or any portion of the Cash Surrender Value any time before the Maturity Date. Unless You submit a Written Request specifying the Fixed Account or Funding Option(s) from which We are to withdraw amounts, We will make the withdrawal on a pro rata basis. The Cash Surrender Value will be determined as of the close of business after We receive Your surrender request at Our Home Office in Good Order. The Cash Surrender Value may be more or less than the Purchase Payments You made. See “Access to Your Money” in the prospectus for more details.
Surrender and withdrawal payments will generally be mailed within seven days after We receive the request.

Additional Information About Fees

The following tables describe the fees and expenses that You will pay when buying, owning, and surrendering, or making withdrawals from the Contract. Please refer to Your Contract specifications page for information about the specific fees You will pay each year based on the options You have selected.
The first table describes the fees and expenses that You will pay at the time that You buy the Contract, surrender the Contract, make withdrawals from the Contract, or transfer Contract Value between investment options. State premium taxes of 0% to 3.5% may also be deducted.

Transaction Expenses
Withdrawal Charge (1)	5.00%
(as a percentage of Purchase Payments and any applicable Purchase Payment Conservation Credits withdrawn)
Transfer Charge (2)(per transfer)	$10 $0 (First 12 per year)

(1)	The withdrawal charge only applies during the Accumulation Period. The withdrawal charge declines to zero after the Purchase Payment has been in the Contract for 5 years. The charge is as follows:

Years Since Purchase Payment Made		Withdrawal Charge
Greater than or Equal to	But less than
0 years	1 years	5%
1 years	2 years	4%
2 years	3 years	3%
3 years	4 years	2%
4 years	5 years	1%
5 + years		0%
(2)	We do not currently assess the transfer charge.
The next table describes the fees and expenses that You will pay each year during the time that You own the Contract, not including Underlying Fund fees and expenses. If You choose to purchase an optional benefit, You will pay additional charges, as shown below.

Annual Contract Expenses
Base Contract Charge(1)	0.80%
(as a percentage of average daily net assets of the Separate Account)
Optional Benefit Charges(2)
Optional Death Benefit	0.45%
(as a percentage of average daily net assets of the Separate Account)

(1)	We call this the "Mortality and Expense Risk Charge" in Your Contract as well as in other places in the prospectus. We will waive a portion of this charge in connection with investments in certain Subaccounts. See the “Charges and Deductions” section of the prospectus under the sub-heading "Mortality and Expense Risk Charge”.
(2)	During the Annuity Period, if You have elected the Variable Annuitization Floor Benefit, an additional charge of up to 3.00% (as a percentage of average daily net assets of the Separate Account) will apply. See the "Charges and Deductions” section of the prospectus under the sub-heading “Variable Annuitization Floor Benefit”.

The next table shows the minimum and maximum total operating expenses charged by the Underlying Funds that You may pay periodically during the time that You own the Contract . A complete list of Underlying Funds available under the Contract, including their annual expenses, may be found in Appendix A.

Annual Underlying Fund Expenses
	Minimum	Maximum
Total Annual Underlying Fund Expenses
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.27%	1.44%
Example
These examples are intended to help You compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Transaction Expenses, Annual Contract Expenses, and Annual Underlying Fund Expenses.
These examples assume that You invest $100,000 in the Contract for the time periods indicated and that Your investment has a 5% return each year. These examples also assume the election of the most expensive optional benefit available for an additional charge during the Accumulation Period. These examples also assume that You have allocated all of Your Contract Value to either the Underlying Fund with the Maximum Total Annual Underlying Fund Expenses or the Underlying Fund with the Minimum Total Annual Underlying Fund Expenses. Although your actual costs may be higher or lower, based on these assumptions your cost would be:
	If Contract is surrendered at the end of period shown:				If Contract is NOT surrendered or annuitized at the end of period shown:
Funding Option	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
Underlying Fund with Maximum Total Annual Operating Expenses
	$7,744	$11,596	$15,969	$33,495	$2,744	$8,596	$14,969	$33,495
Underlying Fund with Minimum Total Annual Operating Expenses
	$6,551	$ 7,915	$ 9,662	$20,010	$1,551	$4,915	$ 8,662	$20,010

Appendix A

Underlying Funds Available Under the Contract
The following is a list of Underlying Funds under the Contract. More information about the Underlying Funds is available in the prospectuses for the Underlying Funds, which may be amended from time to time and can be found online at https://dfinview.com/BHF/TAHD/BHF85. You can also request this information at no cost by calling (833) 208-3018 or sending an email request to rcg@brighthousefinancial.com. Depending on the optional benefits You choose, You may not be able to select certain Underlying Funds. See Appendix B: Underlying Funds Available Under the Benefits Offered Under the Contract . Availability of Underlying Funds may vary by employer or Plan administrator. You should reference Your Plan documents or speak with Your employer or Plan administrator for the Underlying Funds available to You.
The current expenses and performance information below reflects fees and expenses of the Underlying Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Underlying Fund’s past performance is not necessarily an indication of future performance.
A-1

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Appendix B

Underlying Funds Available Under the Benefits Offered Under the Contract
If You have elected the Variable Annuitization Floor Benefit under the Contract, Your Underlying Fund selections are subject to restrictions during the Annuity Period . Otherwise, Your Contract is not subject to any Underlying Fund selection restrictions.
Underlying Fund Selection Restrictions for the Variable Annuitization Floor Benefit
If You elect this benefit, then during the Annuity Period, You cannot select any Underlying Funds other than those listed below.
•	MFS® Value Portfolio
•	BlackRock Bond Income Portfolio
•	Western Asset Management U.S. Government Portfolio
B-1

The prospectus and statement of additional information (SAI) include additional information. The prospectus and SAI are dated the same as this summary prospectus and are incorporated by reference. The prospectus and SAI are available, without charge, upon request. For a free copy, call us at (833) 208-3018 or send an email request to rcg@brighthousefinancial.com. You can also access the prospectus, SAI and other information about the Contract online at https://dfinview.com/BHF/TAHD/BHF85.
Reports and other information about the Separate Account are available on the SEC’s website at http://www.sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
EDGAR Contract Identifier No. is C000068747